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                                                                     EXHIBIT 8.1

[VORYS, SATER, SEYMOUR AND PEASE LETTERHEAD]

                               December 10, 1996

Barefoot Inc.
450 West Wilson Bridge Road
Worthington, Ohio 43085

  Re: Tender Offer for Shares of Barefoot Inc.

Ladies and Gentlemen:

  In connection with (i) the proposed tender offer by ServiceMaster Limited Partnership, a Delaware limited partnership ("ServiceMaster"), to acquire each outstanding share of common stock, par value $0.01 per share, of Barefoot Inc., a Delaware corporation ("Barefoot"), together with the associated Series A Junior Participating Preferred Stock Purchase Rights, for, at the election of the holder, either: (i) $16.00 in cash, without any interest thereon; or
(ii) a fraction (the "Conversion Fraction") of a validly issued, fully paid and nonassessable share of limited partnership interest in ServiceMaster ("ServiceMaster Share"), determined by dividing $16.00 by the greater of (x) $23.00 or (y) the average (without rounding) of the closing price of ServiceMaster Shares on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the date that the Expiration Date (as defined) and rounding the result to the nearest one one-hundred thousandth of a share (the "Offer") pursuant to an Acquisition Agreement by and among ServiceMaster, ServiceMaster Acquisition Corporation and Barefoot (the "Acquisition Agreement") and (ii) the proposed cash-out merger of Merger Sub with and into Barefoot for $16.00 per Share upon the terms and subject to the conditions set forth in a Merger Agreement executed simultaneously with the Acquisition Agreement (the "Merger Agreement") as described in the Offering Circular/Prospectus contained in the Form S-4 Registration Statement relating to the Offer to be filed with the Securities and Exchange Commission (the "Commission"), you have requested our legal opinion concerning certain United States federal income tax consequences of the Offer.

  We are familiar with the corporate proceedings taken to date with respect to the Offer and have examined the form of the Acquisition Agreement and the Merger Agreement and such other records and documents as we considered necessary for the purpose of rendering the opinion set forth herein.

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Barefoot, Inc.
December 6, 1996
Page 2

  The opinion set forth herein is based on relevant provisions of the Internal Revenue Code of 1986, as amended through the date hereof, Treasury regulations promulgated thereunder, and interpretations thereof by the courts and the Internal Revenue Service, all as they exist at the date of this letter (the "Existing Law"). No tax rulings will be sought from the Internal Revenue Service with respect to any of the matters discussed herein. The Existing Law is subject to change at any time and, in some circumstances, with retroactive effect. Any such change could affect any or all of the conclusions set forth in this opinion.

  Based on the foregoing and assuming that the documents to be delivered in connection with the Offer are, to the extent applicable, executed and delivered in substantially the form we have examined, we are of the opinion that the statements in this Offering Circular/Prospectus under the caption "Certain Federal Income Tax Consequences--The Offer" fairly describe the material United States federal tax consequences of the Offer. There can be no assurance, however, that such discussion will not be successfully challenged by the Internal Revenue Service, or significantly altered by new legislation, changes in Internal Revenue Service positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

  We hereby consent to the disclosure of this opinion in the Offering Circular/Prospectus and as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       VORYS, SATER, SEYMOUR AND PEASE

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